Exhibit 10.14




CONSULTING AGREEMENT


     This CONSULTING AGREEMENT ("Agreement"), dated as of June 20, 1995, is between PHELPS DODGE CORPORATION, a New York corporation, with its principal place of business at 2600 North Central Avenue, Phoenix, Arizona 85004-3014 ("Phelps Dodge") and PATRICK J. RYAN, an individual residing at 5481 E. Lupine Avenue, Scottsdale, Arizona, 85254 ("Ryan").

     Ryan has served as the Senior Vice President of Phelps Dodge and the Executive Vice President of Phelps Dodge Mining Company ("PDMC"). Ryan has announced that he is retiring from Phelps Dodge at the close of business on June 30, 1995. Phelps Dodge wishes to continue to benefit from the experience and expertise Ryan developed in his more than 24 years of service with Phelps Dodge and its subsidiaries and affiliated entities. Ryan desires to provide his services to Phelps Dodge on a consulting basis.

     Phelps Dodge and Ryan enter into this Agreement to set forth the terms and conditions pursuant to which Ryan will provide consulting services to Phelps Dodge following his retirement.

     Therefore, in consideration of their mutual promises contained in this Agreement, Phelps Dodge and Ryan agree as follows:

     1. Services. Ryan will provide consulting services relating to projects identified by Phelps Dodge on a case-by-case basis.

     2. Conferences and Meetings. Ryan will attend conferences and meetings when requested to do so by Phelps Dodge. Phelps Dodge agrees to provide Ryan with reasonable notice of the conferences and meetings it wants Ryan to attend. If a conflict arises between Ryan's schedule and a meeting or conference at which Phelps Dodge desires his attendance, Phelps Dodge and Ryan will cooperate with each other in attempting to arrange their respective schedules in order to facilitate Ryan's attendance at the meeting or conference.

     3. Compensation. In addition to the special pay and benefits contained in the Retirement Agreement between Ryan and Phelps Dodge, Phelps Dodge shall pay Ryan an annual gross fee of $75,000 for his consulting services. Ryan will work at the Company's request for up to 60 days per year for this amount. For each day in a year in excess of 60 days that Ryan works at the request of Phelps Dodge, he will be paid the gross sum of $1,300. Phelps Dodge shall not be responsible for providing Ryan any benefits that it normally provides its employees, except for those benefits provided by the Retirement Agreement between Ryan and Phelps Dodge.

     4. Payment. Phelps Dodge shall pay Ryan on a quarterly basis, and the payments will be made within 10 calendar days after the end of each calendar quarter. The annual fee of $75,000 will be paid in installments of a gross amount of $18,750 for each calendar quarter. Any additional amounts due for consulting services in excess of 60 days in a year will normally be paid within 10 calendar days after the end of the calendar quarter in which Ryan rendered the additional consulting services. Phelps Dodge will reimburse Ryan for his reasonable out-of-pocket expenses including, but not limited to, travel, accommodations, and meals necessarily incurred by Ryan in performing his consulting services under this Agreement. The general nature of these expenses will be approved by Phelps Dodge before the expenses are incurred. When traveling in the course of performing his consulting services under this Agreement, Ryan will be covered under Phelps Dodge's business travel accident insurance plan in the same manner as other similarly situated consultants.

     5. Term. This Agreement will be for a term of three years from July 1, 1995 through June 30, 1998, unless sooner terminated pursuant to paragraph 15.

     6. Non-Competition. Ryan acknowledges that in the course of his employment and his independent consulting relationship with Phelps Dodge, he had and will have direct or indirect contact with existing and prospective customers and others having business dealings with Phelps Dodge and thereby will have the opportunity to meet and develop on behalf of Phelps Dodge, its subsidiaries and affiliated entities, goodwill and working relationships with these persons, firms, or other entities. Ryan acknowledges that such goodwill and relationships are valuable assets of Phelps Dodge, and he understands and agrees that, because of the nature of the business of Phelps Dodge, its subsidiaries, and affiliated entities, it is necessary to afford fair protection to Phelps Dodge for those assets. Therefore, during the term of this Agreement, Ryan shall not engage, directly or indirectly, in, or become employed by, serve as an agent or consultant to, become a partner, principal, or stockholder of any partnership, corporation or other entity (a "Competitor") which is engaged in any business in direct competition with Phelps Dodge or any of its subsidiaries or affiliated entities unless he obtains prior written approval from Phelps Dodge, which approval will not be unreasonably withheld. During the term of this Agreement, Ryan shall not develop and sell any found minerals to other persons or entities without first presenting the opportunity to Phelps Dodge and obtaining its prior written consent to develop and sell the found minerals to others if Phelps Dodge is not interested in the opportunity. Phelps Dodge will respond expeditiously to the opportunities presented to it by Ryan. Ryan acknowledges and agrees that the geographic scope of this provision has not been limited because Phelps Dodge's business and customers are worldwide and Phelps Dodge has a legitimate protectable business interest in its goodwill and relationships with its customers and in preventing the solicitation of its customers regardless of the geographical location of its customers or where Ryan is employed if and when he attempts such solicitation. Ryan's ownership of less than one percent of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute a violation of this paragraph.

     7. Non-Solicitation. Ryan acknowledges that the employees of Phelps Dodge are an integral part of the business of Phelps Dodge, and he understands and agrees that, because of the nature of the business of Phelps Dodge, it is necessary to afford fair protection to Phelps Dodge from the loss of any such employees. Therefore, during the term of this Agreement and for two years after the date that this Agreement terminates (or until June 30, 2000 if Ryan terminates this Agreement pursuant to paragraph 15), Ryan will not solicit or otherwise induce any employee of Phelps Dodge, or any of its respective subsidiaries or affiliated entities, to leave the employ of Phelps Dodge or any of its subsidiaries or affiliated entities or to become associated, whether as an employee, officer, parent, director, consultant or otherwise, with any business organization, including, but not limited to, a Competitor.

     8. Non-Disclosure. Ryan acknowledges that the information, observations and data obtained by him during the course of his employment with Phelps Dodge, and to be obtained by him during the period of this Agreement, concerning the business or affairs of Phelps Dodge or any of its subsidiaries or any affiliated entities are confidential and are the property of Phelps Dodge. Therefore, Ryan will not at any time disclose to any unauthorized person or use for his own account any of such information, observations or data without the written authorization of Phelps Dodge, unless such information, observations or data have previously been disclosed to the public by Phelps Dodge or have become public knowledge other than by reason of the actions of Ryan. The provisions of this paragraph 8 shall survive the term of this Agreement.

     9. Remedies. Ryan understands and agrees that Phelps Dodge may suffer irreparable harm in the event that he breaches any of his material obligations under this Agreement and that monetary damages will be inadequate to compensate Phelps Dodge for such breach. Accordingly, Ryan agrees that, in the event of his material breach or threatened material breach of any of the provisions of this Agreement, Phelps Dodge, in addition to and not in limitation of any other rights, remedies or damages available to Phelps Dodge at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Ryan or any or all of his partners, co-venturers, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or with him.

     10. Reasonableness; Severability. Ryan has carefully considered his obligations as stated in this Agreement and agrees that the restrictions contained in this Agreement are fair and reasonable and are reasonably required for Phelps Dodge's protection. If, however, the time, geographic, occupational or other scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise over-broad, Ryan agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.

     11. Independent Contractor. In providing the consulting services called for by this Agreement, Ryan will serve as an independent contractor. Nothing contained in this Agreement shall be construed to constitute Ryan as an officer, employee, or agent of Phelps Dodge, nor shall either party have the authority to bind the other in any respect. Ryan will be responsible for his own actions. Subject to paragraph 6, Ryan may perform services for other businesses, entities and/or individuals in addition to Phelps Dodge. Phelps Dodge shall not be required to withhold any federal or state income taxes, FICA or FUTA from the annual gross fee paid to Ryan for his consulting services. Ryan shall be responsible for maintaining his own books and records and for the filing of any taxes or other information returns with any federal or state agencies. Further, Phelps Dodge will not be responsible for providing Ryan any benefits that it provides to its employees, including, without limitation, health and life insurance, disability insurance, and qualified or nonqualified deferred compensation arrangements of any nature other than those benefits covered by the Retirement Agreement between Ryan and Phelps Dodge.

     12. Office and Materials. Except as provided for in paragraph 4, Ryan is responsible for all expenses incurred during the performance of his work under this Agreement. Ryan is to provide the necessary materials, tools, equipment, and labor to perform the job. Phelps Dodge shall not be required to provide any office space, equipment, materials, supplies or personnel to Ryan. Ryan is responsible for hiring, supervising, and paying all support staff necessary to provide the services called for by this Agreement. Ryan acknowledges that he is not acting as a representative or agent of Phelps Dodge when he hires, supervises, or pays his staff or assistants.

     13. Working Arrangements. Phelps Dodge does not have the right to and will not exercise any control or direction over the method by which Ryan chooses to perform the consulting services called for by this Agreement. Ryan will devote such time as is required to perform the consulting services. Ryan may use any of his employees or consultants that he deems necessary to complete the consulting services. Ryan shall choose the time and manner for performing the consulting services according to his own routines and schedules. Ryan shall set his own hours of work. Ryan has no obligation to submit reports relating to the method in which consulting services are rendered under this Agreement. No training will be provided by Phelps Dodge to Ryan. Ryan acknowledges that he is not in need of any training by Phelps Dodge to perform the consulting services called for by this Agreement.

     14. Assignment. Phelps Dodge is retaining the services of Ryan based on his specific experience and expertise. Therefore, there shall be no assignment of this Agreement by Ryan without Phelps Dodge's written consent.

     15. Termination. Either Phelps Dodge or Ryan may terminate this Agreement for good cause upon thirty days written notice to the other party. Neither party shall have the right to terminate this Agreement without good cause, and good cause will mean a serious breach of the spirit and intent of the Agreement.

     16. Resolution of Disputes. Any disputes arising under or in connection with this Agreement, other than disputes arising under paragraphs 6, 7, 8, 9 and 10, shall be resolved by binding arbitration to be held in Phoenix, Arizona in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. Costs of the arbitration shall be borne equally by the parties. Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the other party for his or its reasonable attorneys' fees incurred with respect to such arbitration.

     17. Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

     18. Entire Agreement. This Agreement contains the entire agreement of the parties. It may not be changed orally, but only by a written agreement signed by the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.

PHELPS DODGE CORPORATION,               Patrick J. Ryan
a New York corporation


By________________                       _________________
  John C. Replogle
  Vice President,
    Human Resources                     Date:_____________

Date:______________